Form 10-K, Exhibit 13
period 1998-12-31
MILLS CORP
filed 1999-03-31
CIK 914713

                                                                    EXHIBIT 13.1

SELECTED CONSOLIDATED FINANCIAL DATA
THE MILLS CORPORATION

                                                                                                                        The Mills
                                                                            The Mills Corporation                        Entities
                                                  -------------------------------------------------------------------------------
                                                                                                    For the Period For the Period
                                                                                                       April 22 to      January 1
                                                              Year Ended December 31,                  December 31,   to April 21,
(In thousands, except per share data)                  1998          1997          1996          1995         1994           1994
---------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:

REVENUES:

    Minimum rent                                   $101,503      $ 96,370     $  94,678     $  89,839     $ 62,174       $25,970
    Percentage rents                                  3,832         4,413         4,216         4,460        2,575         1,366
    Recoveries from tenants                          50,943        47,350        45,761        44,267       28,283        12,611
    Other revenues                                    7,653         8,150         7,616         6,537        3,966           976
    Fee income                                       10,101         7,132         3,639         3,975        2,118           914
    Interest income                                   3,238         2,561         2,850         2,431        1,556           402
                                                  -------------------------------------------------------------------------------

                                                    177,270       165,976       158,760       151,509      100,672        42,239
EXPENSES:

    Recoverable from tenants                         44,361        42,025        41,308        39,299       26,002        11,578
    Other operating                                   5,872         5,720         6,170         5,231        3,069         3,629
    General and administrative                        9,994         9,506         8,725         7,808        5,272         3,031
    Interest expense                                 44,044        41,006        45,885        43,947       28,349        17,992
    Depreciation and amortization                    36,925        35,487        39,020        40,815       28,805        10,686
                                                  -------------------------------------------------------------------------------

                                                    141,196       133,744       141,108       137,100       91,497        46,916

Other income (expense)                                 (979)          567         1,073           859       (1,881)          478
Equity in earnings of unconsolidated
    joint ventures before extraordinary items         8,097         4,372         2,661            --           --            --
                                                  -------------------------------------------------------------------------------

Income (loss) before extraordinary items and
    minority interests                               43,192        37,171        21,386        15,268        7,294        (4,199)
Extraordinary gain/(loss) on debt extinguishment       (422)       (8,060)       (5,301)         (419)      (5,414)           46
Equity in extraordinary losses on debt
    extinguishments of unconsolidated joint
    ventures                                         (3,518)         (397)           --            --           --            --
                                                  -------------------------------------------------------------------------------

Income (loss) before minority interests              39,252        28,714        16,085        14,849        1,880        (4,153)
Minority interests                                  (16,000)      (12,303)       (7,904)       (7,231)        (915)           --
                                                  -------------------------------------------------------------------------------

Net income (loss)                                  $ 23,252      $ 16,411     $   8,181     $   7,618     $    965       $(4,153)
=================================================================================================================================


EARNINGS PER COMMON SHARE - BASIC:

Income before extraordinary items                  $   1.11      $   0.99     $    0.64     $    0.46     $   0.22
Extraordinary loss on debt extinguishment             (0.10)        (0.23)        (0.16)        (0.01)       (0.16)
                                                  ------------------------------------------------------------------

Net income                                         $   1.01      $   0.76     $    0.48     $    0.45     $   0.06
====================================================================================================================


EARNINGS PER SHARE - DILUTED:

Income before extraordinary items                  $   1.10      $   0.98     $    0.64     $    0.46     $   0.22
extraordinary loss on debt extinguishment             (0.10)        (0.23)        (0.16)        (0.01)       (0.16)
                                                  ------------------------------------------------------------------

Net income                                         $   1.00      $   0.75     $    0.48     $    0.45     $   0.06
====================================================================================================================


Dividends declared per common share                $   1.94      $   1.89     $    1.89     $    1.89     $   1.31
====================================================================================================================


Tax treatment of dividends (unaudited):
====================================================================================================================

Ordinary income                                    $   1.14      $   0.76     $    0.66     $    0.60     $   0.54
====================================================================================================================


Capital gains                                      $   0.02      $     --     $      --     $    0.06     $     --
====================================================================================================================


Return of capital                                  $   0.78      $   1.13     $    1.23     $    1.23     $   0.77
====================================================================================================================



                                                                                                                       The Mills
                                                                  The Mills Corporation                                 Entities
                                              -----------------------------------------------------------------------------------
                                                                                                  For the Period  For the Period
                                                                                                     April 22 to       January 1
                                                           Year Ended December 31,                   December 31,    to April 21,
(In thousands, except per share data)               1998           1997          1996         1995          1994            1994
---------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Cash flow provided by (used in):
    Operating activities                      $   78,152       $ 80,273      $ 63,262     $ 61,823    $   34,095         $10,975
    Investing activities                         (97,611)       (74,837)      (67,468)     (58,474)     (146,613)         (3,635)
    Financing activities                           4,706         13,500       ( 4,017)      (8,856)      116,301          (2,622)
Funds From Operations (2)                         85,047         74,055        56,250       50,030                           N/A
Distributions paid per share                        1.94           1.89          1.89         1.89          1.31             N/A
    Weighted average shares outstanding
    - Diluted                                     23,361         21,931        16,998       16,906        16,906             N/A
    Weighted average shares and Units
    Outstanding - Diluted                         39,230         38,063        33,329       32,964        32,964             N/A
PORTFOLIO DATA:
    Total owned GLA at end of period (3)          12,604         11,719         9,233        8,172         8,116             N/A
    Number of Properties at end of period             19             18            16           15            15             N/A


                                                                          The Mills Corporation
                                                 --------------------------------------------------------------------------
                                                                                   December 31,
(In thousands)                                         1998            1997            1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
    Investment in real estate assets
        (before accumulated depreciation)        $1,086,822      $1,018,067       $ 947,621        $894,265        $855,049
    Total assets                                    970,362         926,621         862,624         853,057         853,889
    Total mortgages, notes and loans payable        782,182         703,713         730,113         676,435         631,976
    Minority interests                               54,052          68,955          43,975          66,839          90,466
    Total stockholders' equity                   $   78,918      $   99,024       $  45,525        $ 70,408        $ 95,295


(1) Per share data is reflected only for the Company. Per share data is not relevant for the historical combined financial statements of the Mills Entities since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of the Mills Entities.

(2) The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by NAREIT means income (loss) before minority interest (determined in accordance with generally accepted accounting principles, referred to herein as "GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP,
    (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Funds From Operations."

(3) Includes Ontario Mills, Grapevine Mills, Arizona Mills and The Block at Orange at 1.3 million square feet, 1.2 million square feet, 1.2 million square feet and 0.6 million, respectively, which upon completion Ontario Mills, Grapevine Mills, Arizona Mills and The Block at Orange, will contain approximately 1.7 million square feet of GLA, 1.5 million square feet of GLA, 1.2 million square feet of GLA and 0.8 million square feet of GLA, respectively.




                                                                             27