Form 10-K, Exhibit 13
period 1998-12-31
MILLS CORP
filed 1999-03-31
CIK 914713

                                                                    EXHIBIT 13.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MILLS CORPORATION

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto for the years ended December 31, 1998, December 31, 1997 and December 31, 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

Income before minority interests for the year ended December 31, 1998, increased by $10.5 million (36.7%) to $39.3 million as compared to the year ended December 31, 1997. The net increase was the result of an increase in revenues of approximately $11.3 million (6.8%), an increase in expenses of approximately $7.5 million (5.6%), a decrease in other income of $1.5 million (272.7%), an increase in equity in earnings of unconsolidated joint ventures before extraordinary items of $3.7 million (85.2%), a decrease in the extraordinary losses on debt extinguishments of $7.6 million (94.8%) and an increase in equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures of $3.1 million (786.1%).

REVENUES

Minimum rent for the year ended December 31, 1998, increased $5.1 million (5.3%) compared to the year ended December 31, 1997. The increase was primarily due to additional rents obtained in connection with the Company's expansion and remerchandising efforts coupled with higher occupancy levels and lease rates across the properties.

      Percentage rents for the year ended December 31, 1998, decreased approximately $0.6 million (13.2%) compared with the year ended December 31, 1997. The decrease was primarily due to lower than anticipated sales at Sawgrass Mills as a result of unusually harsh weather conditions (Hurricane George in September and Hurricane Mitch in October). Also, a decrease in tourism at Sawgrass Mills as a result of the economic crisis in South America contributed to lower sales.

      Recoveries from tenants for the year ended December 31, 1998, increased approximately $3.6 million (7.6%) compared with the year ended December 31, 1997. The increase was primarily due to increases in occupancy and recoverable operating costs for various projects as well as an increase in the recoveries from Franklin Mills due to increasing the management-imposed ceiling on operating cost pass-throughs.

      Other revenues for the year ended December 31, 1998, decreased approximately $0.5 million (6.1%) compared with the year ended December 31, 1997. The decrease was primarily due to decreases in tenant termination income at various properties in the portfolio.

      Fee income for the year ended December 31, 1998, increased approximately $3.0 million (41.6%) compared with the year ended December 31, 1997. Fee income for the year ended December 31, 1998, is comprised of management fees of approximately $3.2 million and development, leasing and finance fees of $7.4 million as compared to $2.0 million and $5.1 million, respectively, for the year ended December 31, 1997. The increase in management fees in 1998 is due to the opening of two additional Mills projects in the fourth quarter 1997 (Grapevine Mills and Arizona Mills) and one Block project in the fourth quarter 1998 (The Block at Orange) from which the Company earns management fees. The increase in development, leasing and finance fees in 1998 was due to fees being earned from five projects in 1998 (The Block at Orange, Grapevine Mills, Katy Mills, Concord Mills and Sawgrass Phase III expansion) versus four projects in 1997 (The Block at Orange, Arizona Mills, Grapevine Mills and Ontario Mills). The increase in management fees was partially offset by a reserve of $0.5 million that was related to the collectibility of fees earned on a third party management contract.

      Interest income for the year ended December 31, 1998, increased approximately $0.7 million (26.4%) compared with the year ended December 31, 1997. The increase is due to interest received as part of a payment that was received in March 1998 for a settlement obtained in an action originally filed on April 24, 1994, by the A.J. Trust, Mr. Richard Kramer and a partnership affiliated with Mr. Kramer against the Operating Partnership, Herbert S. Miller, and certain other parties.

EXPENSES

Recoverable expenses for the year ended December 31, 1998, increased $2.3 million (5.6%) compared with the year ended December 31, 1997. The increase was primarily due to an increase in real estate taxes of $1.1 million at Sawgrass Mills, $0.5 million at Potomac Mills and $0.3 million at Gurnee Mills.

      General and administrative expenses for the year ended December 31, 1998, increased $0.5 million (5.1%) compared with the year ended December 31, 1997. The increase was due to additional personnel required for increased domestic and international development activities as well as the opening of additional projects.

      Interest expense for the year ended December 31, 1998, increased $3.0 million (7.4%) compared with the year ended December 31, 1997. The increase was due to a larger average debt balance for the year ended December 31, 1998 compared with the year ended December 31, 1997 as a result of continued growth in the Company's business, offset partially by lower interest rates resulting from refinancings.

      Depreciation and amortization expense for the year ended December 31, 1998 increased approximately $1.4 million (4.1%) compared with the year ended December 31, 1997. The increase was primarily due to a $2.1 million increase in expense relating to assets placed in service during the second half of 1997 and during 1998 associated with the remerchandising of Franklin Mills, Potomac Mills and Gurnee Mills which was partially offset by a $1.3 million decrease in expense relating to assets reaching the end of their depreciable or amortizable lives in 1997 at Sawgrass Mills. Also, the increase was partially due to a $0.4 million increase in expense relating to the write-off of software costs.

      Other income/(expense) for the year ended December 31, 1998, decreased $1.5 million (272.7%) compared with the year ended December 31, 1997. The decrease was primarily due to the Company expensing costs associated with abandoned projects in 1998 of $0.7 million and recognizing a gain on the sale of land in 1997 of $0.5 million.

      Equity in earnings of unconsolidated joint ventures before extraordinary items for the year ended December 31, 1998, increased $3.7 million (85.2%) compared with the year ended December 31, 1997. The increase was due to the recognition of a full year of income associated with two new Mills (Grapevine Mills and Arizona Mills) that opened during the fourth quarter of 1997. Also, the Company recognized its share of gain on land sales at Concord Mills in 1998.

      Extraordinary losses on debt extinguishments for the year ended December 31, 1998, decreased $7.6 million (94.8%) compared with the year ended December 31, 1997. The decrease was primarily due to a non-cash write off of $8.1 million ($4.6 million net of minority interest) in deferred loan costs resulting from the refinancing of Franklin Mills during the second quarter of 1997.

      Equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures for the year ended December 31, 1998, increased by $3.1 million (786.1%) compared with the year ended December 31, 1997. The increase was due to non-cash write offs of deferred loan costs resulting from the refinancing of Ontario Mills and Grapevine Mills and a prepayment penalty that was incurred with regard to the Ontario Mills refinancing.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

Income before minority interest for the year ended December 31, 1997, increased by approximately $12.6 million (78.5%) to $28.7 million as compared to the year ended December 31, 1996. The net increase was the result of an increase in revenues of approximately $7.2 million (4.5%), a decrease in expenses of approximately $7.4 million (5.2%), a decrease in other income of $0.5 million (47.2%), an increase in equity in earnings of unconsolidated joint ventures before extraordinary items of $1.7 million (64.3%), an increase in the losses on debt extinguishments of $2.8 million (52.0%) and an increase in equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures of $0.4 million (100%).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MILLS CORPORATION


REVENUES

Minimum rent for the year ended December 31, 1997, increased approximately $1.7 million (1.8%) compared to the year ended December 31, 1996. The increase was primarily due to higher lease renewal rates across the properties and ground rents earned from the partnership that is developing the Sawgrass Mills expansion.

      Recoveries from tenants for the year ended December 31, 1997, increased $1.6 million (3.5%) compared to the year ended December 31, 1996. The increase was due to the increased billing rates relating to the increase in recoverable expenses (see below) and increased billings from tenants converting from gross deals to net during 1997.

      Other revenues for the year ended December 31, 1997, increased approximately $0.5 million (7.0%) compared to the year ended December 31, 1996. The increase was primarily due to greater income from the Company's pushcart and kiosk program, and increases in income from tenants who occupy spaces on a temporary basis.

      Fee income for the year ended December 31, 1997, increased $3.5 million (96.0%) compared to the year ended December 31, 1996, as a result of additional development and management fees relating to the joint ventures. During the year ended December 31, 1996, the Company earned development-related fees from one project under development (Ontario Mills). During the year ended December 31, 1997, the Company earned development-related fees from three projects (Ontario Mills, Grapevine Mills and The Block at Orange) and operating fees from three projects (Ontario Mills, Grapevine Mills and Arizona Mills).

EXPENSES

Recoverable expenses for the year ended December 31, 1997, increased $0.7 million (1.7%) compared with the year ended December 31, 1996. The increase is due to inflation.

      General and administrative expenses for the year ended December 31, 1997, increased by $0.8 million (9.0%) compared to the year ended December 31, 1996. The increase is due to additional personnel required for expanding operations (i.e., predevelopment and operating) and legal and due diligence costs associated with international development activity.

      Interest expense decreased by approximately $4.9 million (10.6%) for the year ended December 31, 1997, compared to the year ended December 31, 1996. This decrease was primarily due to lower interest rates resulting from various refinancing and lower average debt balances resulting from the paydown of debt with the proceeds of the March 1997 equity offering.

      Depreciation and amortization expense decreased $3.5 million (9.1%) for the year ended December 31, 1997, compared to the year ended December 31, 1996. The decrease was due to a decrease in amortization of loan costs resulting from refinancing the debt secured by Potomac Mills and Gurnee Mills in 1996 and a decrease in depreciation relating to assets reaching the end of their depreciable lives, offset by additional amortization of tenant improvements and allowances associated with the remerchandising of existing Mills.

      Other income for the year ended December 31, 1997, decreased $0.5 million (47.2%) compared with the year ended December 31, 1996. The decrease was due to a decrease in gain on land sales.

      Equity in earnings of unconsolidated entities before extraordinary items increased $1.7 million (64.3%) for the year ended December 31, 1997, compared with the year ended December 31, 1996. The increase is primarily due to Ontario Mills being in operation for all of 1997 versus two months during 1996 and the openings of Grapevine and Arizona Mills in the fourth quarter of 1997.

      The extraordinary losses on debt extinguishments for the year ended December 31, 1997, increased $2.8 million (52.0%) compared to the year ended December 31, 1996. In 1997, $8.1 million of unamortized deferred financing costs were written off due to the Franklin Mills refinancing versus a $5.3 million write-off of deferred financing costs for Potomac Mills and Gurnee Mills refinancing which occurred in 1996.

      The equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures for the year ended December 31, 1997, increased $0.4 million (100%) compared to the year ended December 31, 1996. The increase was due to the non-cash write off of deferred loan costs resulting from the refinancing of Ontario Mills.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1998, the Company had cash and cash equivalents of $10.5 million, excluding its proportionate share of cash held in unconsolidated entities. In addition to its cash reserves, the Company had $11.0 million available under its line of credit. The terms of this facility are as follows:

                                                                                                     Amount
                        Maturity/                                                               Outstanding
Nature of Facility      Extension     Interest Rate           Terms   Total Facility   At December 31, 1998
-----------------------------------------------------------------------------------------------------------
Line of Credit           4/1/2000     LIBOR + 1.40%   Interest Only         $100,000                $89,000
                         4/1/2001


Pursuant to the line of credit, the Company is subject to certain performance measurements and restrictive covenants. The Company was in compliance with the applicable covenants at December 31, 1998.

      Financing Activities. During 1997 and 1998, the Company completed several financing and refinancing activities which extended the weighted average remaining term of the Company's indebtedness (including funded construction and operating debt of the unconsolidated joint ventures) from 4.5 years at December 31, 1996 to 5.2 years at December 31, 1998, while maintaining investment-grade interest rates (6.81% weighted average interest rate for the Company's indebtedness and funded construction and operating debt of the unconsolidated joint ventures at December 31, 1998).

      On December 30, 1998, the Company entered into a loan commitment in the amount of $9.0 million to purchase a land parcel adjacent to the future site of Concord Mills. As of December 31, 1998, the Company had borrowed $6.2 million of this loan commitment for the acquisition and predevelopment costs for the land parcel. Additional borrowings will be subject to certain performance measurements and restrictive covenants. The loan is non-amortizing and bears an interest rate of LIBOR plus 2.00%. This indebtedness matures on December
31, 2000.

      On December 2, 1998, the Concord Mills joint venture entered into a construction loan commitment in the amount of $199.0 million. This loan commitment has a term of three years with two one-year options. The interest rate is payable at a variable rate with a variable margin (LIBOR plus 1.35% at December 31, 1998). The outstanding loan balance as of December 31, 1998 was $24.2 million. The loan is guaranteed severally by the Company and Simon Property Group, L.P. (joint venture partner).

      On November 2, 1998, the Ontario Mills joint venture entered into non-recourse mortgage loan of $145.0 million. The proceeds of this new loan were used to repay a prior mortgage loan of $120.0 million. The remaining proceeds were used to fund additional development costs or capital requirements for the project. This indebtedness is a thirty-year amortizing loan with an anticipated balloon repayment date of December 1, 2008. The loan bears a fixed interest rate of 6.75%.

      On September 4, 1998, the Company received funding of an additional $13.0 million under the Franklin Mills/Liberty Plaza loan commitment. This $13.0 million tranche bears interest at 6.22% and amortizes over thirty years with a balloon payment in May 2007.

      On August 18, 1998, the Grapevine Mills joint venture entered into a non-recourse mortgage loan of $155.0 million. The proceeds of this new loan were used to repay the outstanding construction loan of $133.8 million. The remaining proceeds were used to fund additional development costs or capital requirements for the project. The indebtedness is a thirty-year amortizing loan with anticipated balloon repayment date of October 1, 2008. The loan bears a fixed interest rate of 6.47%. The Company and Simon Property (Texas) Group, L.P. (joint venture partner) have each guaranteed $5.0 million of this loan.

      On May 29, 1998, a mortgage loan totaling $12.0 million secured by Sawgrass Mills Phase II was refinanced with proceeds from a new $18.0 million mortgage loan. The mortgage bears a fixed interest rate of 6.97% and is a non-amortizing loan that matures on January 18, 2001. The Company has options for two one-year extensions. The loan is guaranteed by the Company until a debt service coverage ratio of 1.35 and a debt yield of 12.5% are achieved, which at December 31, 1998 had been achieved.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MILLS CORPORATION

      Concurrent with the Sawgrass Mills Phase II refinancing, the Sawgrass Mills Phase III joint venture entered into a construction loan commitment in the amount of $44.0 million. The commitment expires on January 18, 2001 with two one-year extension options. The interest is payable at a variable rate with a variable margin (LIBOR plus 1.65% at December 31, 1998). The outstanding loan balance as of December 31, 1998 was $12.3 million. The loan is guaranteed by the Company until a debt service coverage ratio of 1.35 and a debt yield of 12.5% are achieved.

      On April 23, 1998, the Operating Partnership entered into a loan agreement for $15.0 million. The loan matures January 2000 with an option for a one-year extension. Interest is payable at a variable rate, LIBOR plus 1.25%. The loan is guaranteed by the Company.

      On April 1, 1998 the Company refinanced its existing $60.0 million line of credit with borrowings under an unsecured revolving line of credit facility of $100.0 million with a commercial bank. The line will be used to fund working capital requirements, real estate acquisitions, development costs and equity investments. The term of the facility is for two years with a one year extension option. Interest is payable at a variable rate with a variable margin (LIBOR plus 1.40% at December 31, 1998) based on the Company's debt coverage ratio. A facility fee of 0.20% is charged annually on the entire $100.0 million facility.

      On January 22, 1998, the The Block at Orange joint venture entered into a construction loan commitment in the amount of $136.0 million. The commitment expires on January 22, 2002. Interest is payable at a variable rate with a variable margin (LIBOR plus 1.50% at December 31, 1998). The outstanding loan balance as of December 31, 1998 was $105.8 million. The guarantee amount for the loan is subject to certain debt service requirements based on historical operating data. As of December 31, 1998, the loan amount guaranteed by the Company was 100% of the outstanding principal.

      Effective October 28, 1996, the Company filed a universal shelf registration statement on Form S-3 to offer a maximum of $250.0 million of common stock, preferred stock and common stock warrants. Pursuant to this shelf registration, the Company sold a total of 5,175,000 shares of common stock on March 19, 1997. On March 21, 1997, the Company sold an additional 150,000 shares of its common stock to underwriters to cover a portion of their short position resulting from their over-allotments in connection with the March 19, 1997 offering. The net proceeds of these issuances of $121.8 million were contributed to the Operating Partnership and were used to repay debt, including $17.8 million outstanding under the line of credit, $10.6 million outstanding under the previously outstanding Revolving Master Repurchase Agreement and $55.0 million of prior loans secured by the Franklin Mills and Liberty Plaza projects. The balance of the proceeds was used to fund development costs.

      The Company had consolidated debt of approximately $782.2 million at December 31, 1998, of which $637.3 million was fixed-rate debt and $144.9 million was variable-rate debt. Scheduled principal repayments of consolidated indebtedness through 2003 are $390.4 million with $391.8 million thereafter. The Company expects to refinance or repay these obligations with cash generated from operations, external borrowings (including refinancing of existing loans) or equity issuances. The Company's pro rata share of unconsolidated joint venture debt at December 31, 1998 was $250.7 million (net of tax increment financing), of which it had guaranteed $148.6 million.

      The Company's ratio of debt-to-total market capitalization was 50.2% and 42.5% at December 31, 1998 and December 31, 1997, respectively. If the Company's prorata share of indebtedness of all unconsolidated joint venture properties were included, the ratio of debt-to-total market capitalization would be 57.1% and 47.2%, respectively.

      On February 4, 1999, the Company received a five year, $750 million capital commitment from Kan Am, a significant unitholder of the Operating Partnership and joint venture partner, to fund future development projects. Subject to terms and conditions, Kan Am will continue to fund certain project level capital as they have on several of the Company's prior projects. Approximately $300 million is to be funded in specifically identified development projects over the next two years. In addition, Kan Am has agreed to work with the Company to identify such other projects, and to use best efforts to provide funding for such projects, in the approximate amount of $150.0 million in each of 2001, 2002 and 2003. Consistent with prior partnerships, Kan Am will fund up to 100% of a specific project's equity requirement and receive a percentage of ownership interest equal to half of the percentage of equity that they have funded.

      Development, Remerchandising and Expansion. The Company is involved in the following development, remerchandising and expansion efforts:

      The Block at Orange opened November 19, 1998. Unfunded construction loan commitments of approximately $30.2 million are considered adequate to fund the remaining development efforts for this project. Equity commitments from the Company's joint venture partner and the Company have been fully funded.

      The Company's most significant development efforts currently are focused on the development of five projects: Katy Mills, Concord Mills, Opry Mills, Vaughan Mills and Meadowlands Mills. Katy Mills and Concord Mills are scheduled to open in the second half of 1999. These projects will be financed principally with external borrowings and equity contributions from joint venture partners and the Operating Partnership. The Concord Mills joint venture has obtained a $199.0 million construction loan commitment for the project and the Katy Mills joint venture expects a construction loan commitment in the first quarter of 1999. The Company anticipates that the Operating Partnership's equity requirements for Concord and Katy Mills may total as much as $40.9 million in the aggregate, of which approximately $61.3 million had been funded as of December 31, 1998, representing an over-funding of $20.4 million. This over-funding, which resulted primarily from the admittance of Kan Am into Concord Mills in the fourth quarter of 1998, will be refunded in the first half of 1999 as Kan Am fulfills its equity requirements.

      In October 1998, the Company and the Katy Mills joint venture entered into a settlement agreement with Chelsea GCA Realty, Inc., Simon Property Group, L.P., and certain of their affiliates by which the parties settled litigation concerning efforts by Chelsea and Simon to develop a shopping center in the Houston, Texas area within close proximity to the Company's Katy Mills project. In order to protect the investment in the Katy Mills project, the Company and the Katy Mills joint venture purchased Chelsea's interest in the proposed project by reimbursing Chelsea for its share of land costs, development costs and fees related to the project and agreed to make $21.4 million of additional payments to Chelsea over a four-year period. Of this amount, the Katy Mills joint venture paid $3.0 million in October 1998 and $4.6 million in January 1999. The Company anticipates that the construction loan and equity contributions for Katy Mills will be sufficient to cover the Company's obligation to make the deferred payments. Katy Mills' future payment obligations under the settlement agreement are secured by a pledge of 1,007,620 shares of the Company's common stock. The number of shares will be reduced pro rata as payments are made. The obligation was reduced to $13.8 million and the number of shares pledged was reduced by 244,529 with the January 1999 payment.

      In February 1998, the Company announced that it had secured a site in Vaughan, Ontario for the development of Vaughan Mills, the first Mills project to be developed outside of the United States. The project will be developed through a joint venture with Cambridge Shopping Centres Limited of Toronto. The Company broke ground for Opry Mills on October 5, 1998 and expects to commence development of Meadowlands Mills in the fourth quarter of 1999.

      In connection with the Meadowlands project, the Company has acquired a mortgage interest in a 592-acre site located on the New Jersey Turnpike (I-95) adjacent to the Meadowlands Sports Complex and approximately five miles from New York City. Commencement of construction may be delayed pending the completion of ongoing Environmental Impact Statement and the federal/state permitting process. In December 1997, the White House Council on Environmental Quality joined the Army Corp of Engineers, the Environmental Protection Agency and other federal agencies in proposing a Special Area Management Plan (SAMP) for the Meadowlands area. The guidelines proposal in the SAMP would, upon their anticipated adoption in the third quarter of 1999, permit Meadowlands Mills to be developed on a site ranging in size between 125 acres and 200 acres. Upon procurement of all necessary entitlements, it is anticipated that the project will be developed by a joint venture formed among the Operating Partnership (whose effective interest will be diluted from 66.7% to 58.2%), Kan Am (29.1%), Empire Ltd. (9.2%), and Bennett S. Lazare, an individual affiliated with the Empire Ltd. (3.5%).

      The Company anticipates that the Operating Partnership's total required equity for Opry Mills, Meadowlands Mills and Vaughan Mills may exceed $100.0 million of which approximately $23.9 million had been funded at December 31, 1998. The Company is

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MILLS CORPORATION

currently negotiating arrangements to obtain the balance of such equity requirements, but these arrangements are subject to certain matters outside the control of the Company.

      In May 1998, the Operating Partnership entered into an agreement with Taubman Realty Group to develop at least seven major value retail projects over a ten year period. Except with respect to projects in certain specified markets, the Company and Taubman each will hold a 50% interest in these projects; and each party will be required to contribute a pro rata share of project equity not obtained from third party sources.

      In addition to the above, the Company is also conducting due diligence on several other proposed sites, including sites in San Francisco, California; North Aurora, Illinois (Chicago); Atlanta, Georgia; Cleveland, Ohio; Denver, Colorado; Philadelphia, Pennsylvania; South Weymouth, Massachusetts (Boston); Tampa, Florida and Baltimore, Maryland. The Company is also continuing to evaluate various prospective international sites with a concentrated focus on Western Europe as well as other domestic sites for other Mills-type projects and for the Company's new "Block" project format.

      The Company is in the process of expanding and/or remerchandising Potomac Mills, Sawgrass Mills, Franklin Mills, and Gurnee Mills. The costs of these expansion and remerchandising programs is estimated at $145.0 million. At December 31, 1998, approximately $86.7 million had been spent on these projects and it is anticipated that an additional $58.3 million will be spent during the next two years. Of the estimated costs of $145.0 million, $66.0 million will be financed with external sources and $79.0 million will be funded by the Operating Partnership. At December 31, 1998, the Operating Partnership had funded $55.0 million of the required equity to finance those programs.

      Capital Resources. The Company anticipates that its operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and distributions to stockholders in accordance with REIT requirements will be provided by cash generated from operations, potential ancillary land sales and borrowings under its Line of Credit.

      The Company believes that it will have the capital and access to additional capital resources sufficient to expand and develop its business in accordance with its operating, development and financing strategies.

      Dividends. The Company has paid and intends to continue to pay regular quarterly distributions to its stockholders. Dividends are payable at the discretion of the Board of Directors and depend on a number of factors, including net cash provided by operating activities, its financial condition, capital commitments, debt repayment schedules and such other factors as the Board of Directors deems as relevant.

CASH FLOWS

Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1997. Net cash provided by operating activities decreased by $2.1 million, or 2.6%, to $78.2 million for the year ended December 31, 1998, as compared to $80.3 million for the year ended December 31, 1997. Net cash used in investing activities increased $22.8 million, or 30.4%, to $97.6 million for the year ended December 31, 1998, as compared to $74.8 million for the year ended December 31, 1997, primarily as a result of increased expenditures for real estate and development assets. Net cash provided by financing activities decreased by $8.8 million, or 65.1%, to $4.7 million for the year ended December 31, 1998, as compared $13.5 million for the year ended December 31, 1997, primarily as a result of common stock offering proceeds received in 1997 offset by decreased debt repayments in 1998.

      Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996. Net cash provided by operating activities increased $17.0 million, or 26.9% to $80.3 million for the year ended December 31, 1997, compared to $63.3 million for the year ended December 31, 1996 primarily due to increased rental revenues and decreased interest expense. Net cash used in investing activities increased $7.4 million, or 10.9% to $74.8 million for the year ended December 31, 1997 compared to $67.5 million for the year ended December 31, 1996, primarily as a result of capital invested by the Company for real estate and development assets. Net cash provided by financing activities increased $17.5 million, or 436.1% to $13.5 million for the year ended December 31, 1997 as compared to cash used in financing activities in the amount of $4.0 million for the year ended December 31, 1996, primarily due to proceeds generated from the 1997 equity offering offset by a reduction in the amount of debt refinancings between 1997 and 1996.

FUNDS FROM OPERATIONS

The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT that provides a relevant basis for comparison among REITs. FFO as defined by NAREIT means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating the Company's operating performance.

      FFO for the year ended December 31, 1998, increased to $85.0 million compared to $74.1 million for the comparable period in 1997. FFO amounts were calculated in accordance with NAREIT's definition of FFO as follows:

                                                                                Year Ended December 31,
(Dollars in Thousands)                                                          1998                1997
--------------------------------------------------------------------------------------------------------
Funds From Operations Calculation:

    Income before extraordinary item and minority interest                   $43,192            $ 37,171
    Adjustments:

    Add: Depreciation and amortization of real estate assets                  32,694              32,361
    Add: Adjustment for real estate depreciation and amortization of
        unconsolidated affiliates                                              9,161               4,523
                                                                            ----------------------------
Funds From Operations                                                        $85,047            $ 74,055
========================================================================================================


SEASONALITY

The regional shopping center industry is seasonal in nature, with mall tenant sales peaking in the fourth quarter due to the holiday season. As a result, a substantial portion of the percentage rents is not paid until the fourth quarter. Furthermore, most new lease-up occurs towards the later part of the year in anticipation of the holiday season and most vacancies occur toward the beginning of the year. In addition, the majority of the temporary tenants take occupancy in the fourth quarter. Accordingly, cash flow and occupancy levels are generally lowest in the first quarter and highest in the fourth quarter. This seasonality also impacts the quarter-by-quarter results of net operating income and FFO. However, minimum rent, which is the largest source of income, is not affected by seasonality.

ECONOMIC TRENDS

Because inflation has remained relatively low during the last three years, it has had little impact on the operation of the Company during that period. Even in periods of higher inflation, however, tenant leases provide, in part, a mechanism to help protect the Company. As operating costs increase, leases permit a pass-through of the common area maintenance and other operating costs, including real estate taxes and insurance, to the tenants. Furthermore, most of the leases contain base rent steps and percentage rent clauses that provide additional rent after a certain minimum sales level is achieved. These provisions provide some protection to the Company during highly inflationary periods.

IMPLICATIONS OF THE YEAR 2000

The Year 2000 ("Y2K") presents the problem that many existing computer programs do not have the ability to properly recognize a year that begins with "20" instead of the familiar "19". As a result, programs having time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to system failure. The Company has identified potential risks related to the Y2K problem in five primary areas: computer hardware, operating systems software, applications software, telephone and voice mail, and embedded/3rd-party systems.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MILLS CORPORATION


STATE OF READINESS

The Company has developed a Year 2000 Compliance Assessment and Remediation Project Plan (the "Project Plan") for the purpose of identifying, understanding and addressing the issues associated with the Y2K problem. The Project Plan involves three phases: Phase I (which has been implemented) involved establishing a team of Company personnel and outside consultants who provided the technical expertise, temporary human resources and Project management skills necessary to execute the Plan; Phase II (which is currently in progress) focuses on inventory (i.e. identifying hardware, software, information technology, telecommunications system and critical embedded/3rd-party systems) and assessment of our information technology and telecommunications systems; and Phase III (which is currently in progress) will involve the repair or replacement of non-compliant hardware, software and embedded systems, if required.

      With respect to Y2K readiness of embedded systems at the Company's operating properties, the Company is seeking assurances from its vendors, contractors and tenants through questionnaires, and will conduct testing, verification and/or remediation in-house on an as needed basis. To date, questionnaires have been sent and responses are being recorded and logged for follow-up. With respect to computer systems, the Company is using consultants and in-house staff to inventory, test and verify Y2K compliance of all hardware and software. Software developed for the real estate industry and which is used by the Company (e.g., Skyline, Timberline, Dyna) is considered Y2K compliant.

      The Company is currently assessing its exposure with respect to its accounting and management software. Specifically, a new fully Y2K compliant general ledger system will be installed by the second quarter of 1999. The Company has also developed its own Y2K compliant software package for its tenant ledger system. The new system is currently being tested and installed. The Company's payroll system provider has recently received its ITAA*2000 certification. The Company will continue to assess its software to determine whether additional portions will have to be modified or replaced.

COSTS

The Company currently estimates a completion date of June 1999 for the complete Y2K project. The Company believes that with the implementation of the new financial and accounting systems, planned and completed, the Y2K issue will not pose significant operational issues or costs. However, the costs of the project and the date on which the Company plans to complete the Y2K modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party Y2K readiness and other factors.

RISK ASSESSMENT

Based on the information the Company has received to date, the Company does not believe that the impact of the Y2K problem will have a material adverse effect on the its financial condition and results of operations. Moreover, since the Company's major source of income is rental payments under long term leases, the failure of key information systems is not expected to have a material adverse effect on the Company's financial condition and results of operations. Even if the Company experienced problems with its information systems, the payment of rent under the leases would not be excused. In addition, the Company expects to correct those information system problems within its control before the year 2000.

      Should any of the Company's manufacturers, vendors or suppliers cease to conduct business due to Y2K related problems, the Company is prepared to contract with alternate providers without experiencing any material adverse effect on the its financial condition and results of operations. With regard to tenants, the Company is currently contacting tenants in order to assess the risk of tenants' failure to operate due to the Y2K problem and the possible effect on the Company's rental income, if any.

CONTINGENCY PLANS

Contingency plans will be prepared with respect to critical embedded/3rd party systems so that the Company's critical business processes can be expected to continue to function on January 1, 2000 and beyond.




36