Form 10-K, Exhibit 13
period 1998-12-31
MILLS CORP
filed 1999-03-31
CIK 914713

                                                                EXHIBIT 13.1



REPORT OF INDEPENDENT AUDITORS


BOARD OF DIRECTORS

THE MILLS CORPORATION

We have audited the accompanying consolidated balance sheets of The Mills Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flow for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of The Mills Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Mills Corporation as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                       /s/ ERNST & YOUNG LLP

Washington, D.C.
February 18, 1999

CONSOLIDATED BALANCE SHEETS

THE MILLS CORPORATION

                                                                                               December 31,
(Dollars in thousands)                                                                1998                    1997
-------------------------------------------------------------------------------------------------------------------
ASSETS
Real estate and development assets:
Income producing property
    Land and land improvements                                                   $ 167,607               $ 167,409
    Building and improvements                                                      705,638                 703,805
    Furniture, fixtures and equipment                                               28,004                  25,253
    Less: accumulated depreciation and amortization                               (214,766)               (206,357)
                                                                               ------------------------------------
Total income producing property                                                    686,483                 690,110
Land held for investment and/or sale                                                10,606                   7,397
Construction in progress                                                            28,987                  18,904
Investment in unconsolidated joint ventures                                        145,980                  95,299
                                                                               ------------------------------------
Total real estate and development assets                                           872,056                 811,710
Cash and cash equivalents                                                           10,510                  25,263
Restricted cash                                                                     13,422                  15,623
Accounts receivable                                                                 23,017                  21,078
Notes receivable                                                                     6,291                   6,733
Deferred costs, net                                                                 44,000                  43,654
Other assets                                                                         1,066                   2,560
                                                                               ------------------------------------
TOTAL ASSETS                                                                     $ 970,362               $ 926,621
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgages, notes, and loans payable                                              $ 782,182               $ 703,713
Accounts payable and other liabilities                                              55,210                  54,929
                                                                               ------------------------------------
Total liabilities                                                                  837,392                 758,642

Minority interests                                                                  54,052                  68,955

Stockholders' equity:
    Common stock $.01 par value, authorized 100,000,000 shares, issued and outstanding 23,131,697 and 22,912,242 shares
        in 1998 and 1997, respectively                                                 231                     229
    Additional paid-in capital                                                     439,448                 436,639
    Accumulated deficit                                                           (359,404)               (337,142)
    Deferred compensation                                                           (1,357)                   (702)
                                                                               ------------------------------------

Total stockholders' equity                                                          78,918                  99,024
                                                                               ------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 970,362               $ 926,621
===================================================================================================================


See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

THE MILLS CORPORATION

                                                                                   Year Ended December 31,
(In thousands, except per share data)                                1998                    1997                    1996
--------------------------------------------------------------------------------------------------------------------------
REVENUES:
    Minimum rent                                                 $101,503               $  96,370               $  94,678
    Percentage rents                                                3,832                   4,413                   4,216
    Recoveries from tenants                                        50,943                  47,350                  45,761
    Other revenue                                                   7,653                   8,150                   7,616
    Fee income                                                     10,101                   7,132                   3,639
    Interest income                                                 3,238                   2,561                   2,850
                                                               -----------------------------------------------------------
                                                                  177,270                 165,976                 158,760
EXPENSES:

    Recoverable from tenants                                       44,361                  42,025                  41,308
    Other operating                                                 5,872                   5,720                   6,170
    General and administrative                                      9,994                   9,506                   8,725
    Interest expense                                               44,044                  41,006                  45,885
    Depreciation and amortization                                  36,925                  35,487                  39,020
                                                               -----------------------------------------------------------

                                                                  141,196                 133,744                 141,108
Other income/(expense)                                               (979)                    567                   1,073
Equity in earnings of unconsolidated joint ventures
    before extraordinary items                                      8,097                   4,372                   2,661
                                                               -----------------------------------------------------------

Income before extraordinary items and minority interests           43,192                  37,171                  21,386
Extraordinary losses on debt extinguishments                         (422)                 (8,060)                 (5,301)
Equity in extraordinary losses on debt extinguishments
    of unconsolidated joint ventures                               (3,518)                   (397)                     --
                                                               -----------------------------------------------------------

Income before minority interests                                   39,252                  28,714                  16,085
Minority interests                                                (16,000)                (12,303)                 (7,904)
                                                               -----------------------------------------------------------

Net income                                                       $ 23,252               $  16,411               $   8,181
==========================================================================================================================

EARNINGS PER COMMON SHARE - BASIC:
Income before extraordinary items                                $   1.11               $    0.99               $    0.64
Extraordinary losses on debt extinguishments                        (0.10)                  (0.23)                  (0.16)
                                                               -----------------------------------------------------------

Net income                                                       $   1.01               $    0.76               $    0.48
==========================================================================================================================

EARNINGS PER SHARE - DILUTED:
Income before extraordinary items                                $   1.10               $    0.98               $    0.64
Extraordinary losses on debt extinguishments                        (0.10)                  (0.23)                  (0.16)
                                                               -----------------------------------------------------------

Net income                                                       $   1.00               $    0.75               $    0.48
==========================================================================================================================


Dividends declared per common share                              $   1.94               $    1.89               $    1.89
==========================================================================================================================

Tax treatment of dividends (unaudited):
Ordinary income                                                  $   1.14               $    0.76               $    0.66
==========================================================================================================================


Capital gains                                                    $   0.02               $      --               $      --
==========================================================================================================================

Return of capital                                                $   0.78               $    1.13               $    1.23
==========================================================================================================================


See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

THE MILLS CORPORATION

                                        Common
                                         Stock          Par         Additional      Accumulated          Deferred
(In thousands)                         (Shares)       Value    Paid-In Capital          Deficit      Compensation          Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995              16,906         $169           $309,813        $(239,574)        $      --      $  70,408

Conversion of operating
    partnership units                        1           --                 --               --                --             --
Change in ownership                         --           --                 --             (596)               --           (596)
REIT formation settlement
    adjustments                             --           --                 --             (516)               --           (516)
Dividends declared                          --           --                 --          (31,952)               --        (31,952)
Net income                                  --           --                 --            8,181                --          8,181
                                      -------------------------------------------------------------------------------------------
Balance, December 31, 1996              16,907          169            309,813         (264,457)               --         45,525

Net proceeds from additional
    equity offering                      5,325           53            121,757               --                --        121,810
Restricted stock incentive program          60            1              1,066               --            (1,067)            --
Amortization of stock incentive             --           --                 --               --               365            365
Units exchanged for common stock           572            6              2,981           (2,987)               --             --
Dividends declared                          --           --                 --          (42,924)               --        (42,924)
Net income                                  --           --                 --           16,411                --         16,411
Exercise of stock options and other         48           --              1,022               --                --          1,022
Adjustment to minority interests            --           --                 --          (43,185)               --        (43,185)
                                      -------------------------------------------------------------------------------------------

Balance, December 31, 1997              22,912          229            436,639         (337,142)             (702)        99,024

Restricted stock incentive program          55           --              1,340               --            (1,340)            --
Amortization of stock incentive             --           --                 --               --               685            685
Units exchanged for common stock           110            1                444             (445)               --             --
Dividends declared                          --           --                 --          (45,069)               --        (45,069)
Net income                                  --           --                 --           23,252                --         23,252
Exercise of stock options                   55            1              1,025               --                --          1,026
                                      -------------------------------------------------------------------------------------------

Balance, December 31, 1998              23,132         $231           $439,448        $(359,404)          $(1,357)     $  78,918
=================================================================================================================================


See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

THE MILLS CORPORATION

                                                                                       Year Ended December 31,
(In thousands)                                                                1996              1998              1997
-----------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES:
Income before minority interests                                        $   39,252       $    28,714        $   16,085
Adjustments to reconcile income before minority
    interests to net cash provided by operating activities:
        Net accretion of note receivable                                      (700)             (700)             (700)
        Depreciation and amortization                                       36,925            36,752            42,816
        Provision for losses on accounts receivable                          1,046               591               441
        Equity in earnings of unconsolidated joint ventures, net of
            extraordinary losses on debt extinguishments                    (4,579)           (3,975)           (2,661)
        Net gain on sales of property                                           --              (992)           (1,048)
        Extraordinary loss on debt extinguishment                              422             8,060             5,301
        Amortization of restricted stock awards                                685               225                --
        Other changes in assets and liabilities:
            Increase in accounts receivable                                 (2,917)           (2,212)           (2,458)
            Decrease in notes receivable                                     1,142             1,134               890
            Decrease in other assets                                         1,426               380               242
            Increase in accounts payable and other liabilities               5,450            12,296             4,354
                                                                        -----------------------------------------------

Net cash provided by operating activities                                   78,152            80,273            63,262

INVESTING ACTIVITIES:

Investment in real estate and development assets                          (120,559)          (94,416)          (56,768)
Distributions received from unconsolidated joint ventures                   32,434            29,278                --
Proceeds from sale of property                                                  --             4,316             5,060
Deferred costs                                                              (9,486)          (14,015)          (15,760)
                                                                        -----------------------------------------------

Net cash used in investing activities                                      (97,611)          (74,837)          (67,468)

FINANCING ACTIVITIES:

Proceeds from mortgages, notes and loans payable                           208,306           196,482           423,029
Repayments of mortgages, notes and loans payable                          (129,837)         (227,582)         (369,351)
Refinancing costs                                                           (1,018)           (2,054)               --
Restricted cash                                                              2,201            (2,408)            6,139
Net proceeds from common stock offering                                         --           121,810                --
Dividends   (45,069)                                                       (42,924)          (31,952)
Distributions                                                              (30,903)          (30,506)          (31,882)
Proceeds from exercise of stock options                                      1,026               682                --
                                                                        -----------------------------------------------

Net cash provided by (used in) financing activities                          4,706            13,500            (4,017)
                                                                        -----------------------------------------------

Net increase (decrease) in cash and cash equivalents                       (14,753)           18,936            (8,223)
Cash and cash equivalents at beginning of year                              25,263             6,327            14,550
Cash and cash equivalents at end of year                                $   10,510       $    25,263        $    6,327
=======================================================================================================================


Supplemental disclosure of cash flow information:
Cash paid for interest                                                  $   52,208       $    47,953        $   52,956
=======================================================================================================================


See Accompanying Notes to Consolidated Financial Statements.>

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE MILLS CORPORATION December 31, 1998 (Dollars in thousands, unless otherwise indicated)

NOTE 1.

ORGANIZATION AND BASIS OF PRESENTATION


ORGANIZATION

The Mills Corporation (the "Company") is a fully-integrated, self-managed real estate investment trust ("REIT").

      The Company conducts all of its business through The Mills Limited Partnership ("the Operating Partnership"), in which it owns, as of December 31, 1998, a 1% interest as the sole general partner and a 58.35% interest as a limited partner. The Company, through the Operating Partnership, is engaged in the ownership, development, redevelopment, leasing, acquisition, expansion, and management of super-regional, retail and entertainment-oriented centers (the "Mills" and "Block" projects) and community shopping centers (the "Community Centers"). As of December 31, 1998, the Operating Partnership owns or holds an interest in the following operating properties:

MILLS                                       LOCATION
-----------------------------------------------------------------------------
Franklin Mills                              Philadelphia, PA
Gurnee Mills                                Gurnee, IL (Chicago)
Potomac Mills                               Woodbridge, VA (Washington, DC)
Sawgrass Mills                              Sunrise, FL (Ft. Lauderdale)
Ontario Mills                               Ontario, CA (Los Angeles)
Grapevine Mills                             Grapevine, TX (Dallas/Fort Worth)
Arizona Mills                               Tempe, AZ (Phoenix)

BLOCK
-----------------------------------------------------------------------------
The Block at Orange                         Orange, CA (Los Angeles)

COMMUNITY CENTERS
-----------------------------------------------------------------------------
Butterfield Plaza                           Downers Grove, IL
Cooper's Plaza                              Voorhees, NJ
Crosswinds Center                           St. Petersburg, FL
Fashion Place                               Columbia, SC
Germantown Commons                          Germantown, MD
Gwinnett Marketfair                         Duluth, GA
Liberty Plaza                               Philadelphia, PA
Montgomery Village                          Gaithersburg, MD
Mount Prospect Plaza                        Mount Prospect, IL
West Falls Church Outlet Center             Falls Church, VA
Western Hills Plaza                         Cincinnati, OH

In addition to the operating properties, the Company is actively involved in the development of a number of new Mills.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, including its majority owned subsidiary, the Operating Partnership. The accounts of the Operating Partnership include the accounts of all Properties which are wholly-owned or controlled by the Operating Partnership, as well as its wholly-owned subsidiaries Mills Management LLC ("Mills Management") and Management Associates Limited Partnership ("MALP"). In addition, the Operating Partnership owns 5% of the voting common stock and 99% of the preferred stock of the Mills Services Corporation ("MSC"), an entity formed in connection with the Company's initial public offering to provide development, management, leasing and financing services to the Company and other entities owned by affiliates of the Company. As a result of the Operating Partnership's ownership of 99% of the economic interests, MSC is consolidated with the Operating Partnership. The Company's ownership in certain Mills and Block operating properties, as well as certain properties under development are through investments in the partnerships that own Ontario Mills, Ontario Mills Residual, Grapevine Mills, Grapevine Mills Residual, Arizona Mills, Sawgrass Mills Phase III, The Block at Orange, Concord Mills, Katy Mills, Opry Mills, Vaughan Mills and Meadowlands Mills. Such investments are accounted for using the equity method of accounting (see Note 4).

      All significant intercompany transactions and balances have been eliminated in consolidation. Minority interests represent the ownership interests in the Operating Partnership not held by the Company.

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


INCOME PRODUCING PROPERTY

Income producing property is stated at the lower of cost or fair value and includes all costs related to acquisition, development, leasing and construction, including tenant improvements, interest incurred during construction and certain direct and indirect costs of development. Land held for sale is carried at the lower of cost or fair value less costs to sell. Maintenance and repairs are charged to expense as incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and improvements                              40 years
Land improvements                                       20 years
Furniture, fixtures and equipment                        7 years
----------------------------------------------------------------


Total interest expense capitalized to real estate and development assets, including investment in joint ventures under development, was $8,761, $8,890 and $7,171 for the years ended December 31, 1998, 1997 and 1996, respectively.

INCOME RECOGNITION

The Company, as lessor, has retained substantially all the risks and benefits of ownership and accounts for its leases as operating leases. Minimum rent from income producing property are recognized on a straight-line basis over the terms of the respective leases. Commencing in the second quarter of 1998, percentage rents are recognized when tenants' sales have reached breakpoints stipulated in the respective leases. For periods prior to the second quarter of 1998, such rents were recognized on an accrual basis. The impact of this change on 1998 operations was not material. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

      Management, leasing and development fees relating to entities not controlled by the Company are recognized as revenue as they are earned.

DEFERRED COSTS

Deferred costs consist of loan fees and related expenses which are amortized on a straight-line basis that approximates the interest method over the terms of the related notes. In addition, deferred costs include leasing charges, including tenant construction allowances and direct salaries and other costs incurred by the Company to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.

      Total accumulated amortization of deferred costs was $60,352 and $51,743 at December 31, 1998 and 1997, respectively.

      In connection with the refinancing of certain debt during 1998, the Company wrote off $422 of unamortized loan costs. Such amounts are reflected as extraordinary losses on debt extinguishments.

      In connection with the refinancing of certain debt during 1997, the Company wrote off $6,006 of unamortized loan costs and paid a prepayment penalty of $2,054. Such amounts are reflected as an extraordinary loss on debt extinguishment.

      In connection with the refinancing of certain debt during 1996, unamortized loan costs of $6,829 and a prepayment penalty of $600, net of the proceeds from the sale of interest rate cap agreements of $557 and the reversal of straight-line interest expense of $1,571, were written off and are included as an extraordinary loss on debt extinguishment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE MILLS CORPORATION December 31, 1998 (Dollars in thousands, unless otherwise indicated)


CASH AND CASH EQUIVALENTS

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

RESTRICTED CASH

Restricted cash primarily consists of funds invested in cash collateral accounts. The purpose of the cash collateral accounts is to hold proceeds from certain transactions and to fund maintenance reserves, interest, taxes and payments on debt. The cash collateral accounts are controlled by the lenders.

INCOME TAXES

Federal income taxes are not provided for because the Company believes it qualifies as a REIT under the provisions of the Internal Revenue Code ("IRC") and will distribute in excess of its taxable income to its shareholders. As a REIT, the Company is required to distribute at least 95% of its taxable income to shareholders and to meet certain other requirements. The differences between net income available to common shareholders for financial reporting purposes and taxable income before dividend deductions relate primarily to temporary differences, principally real estate depreciation.

      MSC, the Company's consolidated IRC subchapter C corporate subsidiary, is subject to federal income taxes at the prevailing tax rates. MSC has a federal net operating loss carryforward of approximately $13.7 million and $9.0 million at December 31, 1998 and 1997, respectively. A valuation allowance has been established for deferred tax assets principally relating to the loss carryforward as there can be no assurance that MSC will generate taxable income in future years. MSC has recorded a $165 provision for the alternative minimum tax for the year ended December 31, 1998.

SEGMENT REPORTING

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company operates in one reportable segment, the development, ownership and operation of retail properties. These properties consist of "Mills" superregional value and entertainment oriented malls, "Block" retail and entertainment properties and community center retail shopping centers. Substantially all the Company's assets, revenues and income are derived from this segment. The Company currently has no operations in foreign countries.

REPORTING ON THE COSTS OF START-UP ACTIVITIES

In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities" (SOP 98-5), which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. It is the Company's policy to capitalize certain costs incurred to develop and rent its projects in accordance with SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" and SFAS No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating and or Acquiring Loans and Initial Direct Costs of Leases." All costs of the Company's development and leasing activities which are not considered to be within the scope of SFAS No. 67 or SFAS No. 91 are expensed as incurred. SOP 98-5 states that the guidance provided by SFAS No. 67 and SFAS No. 91 is not affected by the provisions of SOP 98-5. Therefore, the adoption of SOP 98-5 is not anticipated to have a material effect on results of operations or the financial position of the Company.

EARNINGS PER SHARE

The Company accounts for earnings per share pursuant to SFAS 128. Basic EPS is calculated by dividing income available to common shareholders by the weighted number of common shares outstanding during the period. Diluted EPS is calculated by adjusting net income for the period for the effects on minority interests resulting from issuance of stock pursuant to restricted stock or option grants and dividing the resulting adjusted net income by the weighted average shares outstanding during the period, adjusted for the dilutive effect of options and stock grants.

      The following table sets forth the computation of basic and diluted earnings per share:


                                                                                   1998                    1997            1996
--------------------------------------------------------------------------------------------------------------------------------
Numerator for basic earnings per share                                          $23,232                 $16,411        $  8,181
================================================================================================================================

Numerator for diluted earnings per share                                        $23,374                 $16,411        $  8,181
================================================================================================================================

Denominator:
Denominator for basic earnings per share -
    weighted average shares                                                      23,062                  21,517          16,917
Unvested Restricted Stock Awards -
    weighted average shares                                                         (51)                    (17)             --
                                                                               -------------------------------------------------

Denominator for basic earnings per share
    adjusted weighted average shares                                             23,011                  21,500          16,917
Effect of dilutive securities:
Employee stock options and restricted stock awards                                  350                     431              81
                                                                               -------------------------------------------------

Denominator for diluted earnings per
    share-adjusted weighted-average shares                                       23,361                  21,931          16,998
================================================================================================================================

Basic earnings per share                                                        $  1.01                 $  0.76        $   0.48
Diluted earnings per share                                                      $  1.00                 $  0.75        $   0.48

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

MINORITY INTERESTS

Minority interests represent the interests of the unitholders in the Operating Partnership. The unitholder interest is adjusted at each period end to reflect the ownership percentage at that particular time. The unitholder interest was 40.65%, 41.05% and 49.10% at December 31, 1998, 1997 and 1996, respectively.

RECLASSIFICATIONS

Certain previously reported amounts have been reclassified to conform with the current year presentation.

NOTE 3.

NOTES RECEIVABLE

Notes receivable include $5,980 and $6,639 at December 31, 1998 and 1997, respectively, relating to a reimbursement and annexation agreement with the Village of Gurnee ("Village") to reimburse the owner of Gurnee Mills for the cost of certain public improvements. The Village has executed a non-interest bearing note for $15,000 to be paid from taxes collected from tenants of Gurnee Mills during a ten-year period beginning one year after Gurnee Mills opened in August 1991. In 1996, the note was amended and the note amount increased to $17,500 to be paid over a thirteen year period. The note was recorded in 1991 at its net present value, based on the estimated taxes to be collected by the Village using a discount rate of 10%. Interest income accreted was $700 for each of the years ended December 31, 1998, 1997 and 1996, respectively. For the years ended December 31, 1998, 1997 and 1996, collections from the Village totaled $1,359, $988 and $908, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE MILLS CORPORATION December 31, 1998 (Dollars in thousands, unless otherwise indicated)

NOTE 4.

INVESTMENT IN UNCONSOLIDATED JOINT VENTURES


Certain operating properties and properties under development are partially owned through joint ventures ("Joint Ventures") in which the Company is also a co-general and co-managing partner. The Company's interest in each Joint Venture is as follows:


                                                     Ownership %
Joint Venture                                     as of 12/31/98
----------------------------------------------------------------

Ontario Mills                                              50.0%
Grapevine Mills                                            37.5%
Arizona Mills                                              36.8%
Sawgrass Mills Phase III                                   50.0%
Katy Mills                                                 62.5%
Concord Mills                                              37.5%
Meadowlands Mills                                          66.7%
Opry Mills                                                 66.7%
The Block at Orange                                        50.0%

      As major business decisions require the approval of at least one other general partner, the Company does not control these Joint Ventures pursuant to Statement of Position No. 78-9. As a result, the investments are accounted for under the equity method, where the investments are recorded at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions. The Company eliminates intercompany profits on sales of services that are capitalized by the Joint Ventures.

      In connection with the Joint Venture agreements, the Company is committed to providing certain levels of equity in addition to the amounts invested to date. The Company has guaranteed repayment of $148.6 million of the Joint Venture debt until certain debt service coverage tests are met. In addition, the Company is contingently liable for property taxes and assessments levied against Ontario Mills Limited Partnership by the City of Ontario Special Assessment District. The remaining aggregate amount of the special tax assessment is approximately $18.8 million and will be collected over a 25 year period through 2020 to fund debt service on bonds issued by the City to fund infrastructure improvements.

      Certain of the Company's joint venture agreements contain buy-sell provisions whereby certain partners can require the purchase or sale of ownership interests among the partners.

      Condensed combined balance sheet as of December 31, 1998 and 1997 and condensed combined results of operations for each of the three years in the period ended December 31, 1998 are presented below for all Joint Ventures.

                                                                          December 31,
                                                                        1998            1997
---------------------------------------------------------------------------------------------

ASSETS:
    Income producing assets                                      $   522,174       $ 465,316
    Construction in progress                                         299,221         112,495
    Other                                                            242,017         122,458
                                                                -----------------------------
                                                                  $1,063,412       $ 700,269
---------------------------------------------------------------------------------------------

LIABILITIES AND PARTNERS' EQUITY:
    Debt                                                         $   583,296       $ 358,538
    Other liabilities                                                118,176          71,849
    Operating Partnership's accumulated equity                       106,875          75,600
    Joint Venture partners' accumulated equity                       255,065         194,282
                                                                -----------------------------
                                                                  $1,063,412       $ 700,269
---------------------------------------------------------------------------------------------

                                                                      Year Ended December 31,
                                                                 1998            1997            1996
------------------------------------------------------------------------------------------------------
Revenues                                                     $ 98,342        $ 40,367         $ 3,720
Recoverable and other property expenses                       (30,010)        (17,020)         (1,085)
Interest expense                                              (28,456)        (10,537)           (523)
Depreciation and amortization                                 (25,695)        (10,693)         (1,268)
Other                                                           7,253           6,711           5,489
Extraordinary losses on debt extinguishments                   (8,878)           (961)             --
                                                           -------------------------------------------

Net income                                                   $ 12,556        $  7,867         $ 6,333
======================================================================================================

Equity in earnings of unconsolidated joint ventures
    before extraordinary losses                              $  8,097        $  4,372         $ 2,661
======================================================================================================

Equity in extraordinary losses on debt extinguishments
    of unconsolidated joint ventures                         $ (3,518)       $   (397)        $    --
======================================================================================================


      The primary difference between the carrying value of the Company's investment in unconsolidated joint ventures and the Operating Partnership's accumulated equity noted above is due to capitalized interest on the investment balance, capitalized development and leasing costs which are recovered by the Operating Partnership through fees during construction and loans and advances to the Joint Ventures included in other liabilities above.

      In connection with refinancing of debt, the Grapevine Mills and Ontario Mills joint ventures recognized extraordinary losses on debt extinguishments totalling $8.9 million due to the write-off of unamortized deferred loan costs of $3.4 million and the payment of a prepayment penalty of $5.5 million. The Company's share of the losses was $3.5 million.

      In October 1998, the Company and the Katy Mills joint venture entered into a settlement agreement with Chelsea GCA Realty, Inc., Simon Property Group, L.P., and certain of their affiliates by which the parties settled litigation concerning efforts by Chelsea and Simon to develop a shopping center in the Houston, Texas area within close proximity to the Katy Mills project. In order to protect the investment in the Katy Mills project, the Company and the Katy Mills joint venture purchased Chelsea's interest in the proposed project by reimbursing Chelsea for its share of land costs, development costs and fees related to the project and agreed to make $21.4 million of additional payments to Chelsea over a four-year period. Of this amount, the Katy Mills joint venture paid $3.0 million in October 1998 and $4.6 million in January 1999. The Company and its joint venture partners anticipate that the construction loan and equity contributions for Katy Mills would be sufficient to cover the joint venture's obligations to make the deferred payments. Katy Mills' future payment obligations under the settlement agreements are secured by a pledge of 1,007,620 shares of the Company's common stock. The number of shares will be reduced pro rata as payments are made. The obligation was reduced to $13.8 million and the number of shares pledged was reduced by 244,529 with the January 1999 payment.

      In 1997, the Company and its joint venture partner associated with a Columbus, Ohio project decided not to pursue a Mills-type project in this area and to focus the Company's efforts in those areas where market dynamics are more favorable. In conjunction with this decision, the partnership expensed all previously capitalized preacquisition and predevelopment costs related to this project. Pursuant to the terms of the joint venture agreement, and through a separate agreement with the owner of the full-retail regional mall site, the Company was reimbursed for all its costs incurred in connection with the Columbus project.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE MILLS CORPORATION December 31, 1998 (Dollars in thousands, unless otherwise indicated)

NOTE 5.

BORROWINGS

Mortgages, notes, and loans payable, which are secured by the Company's income producing properties, consist of the following at December 31, 1998 and 1997:

                                                                                                           1998            1997
--------------------------------------------------------------------------------------------------------------------------------

Potomac Mills/Gurnee Mills securitized bonds - principal and interest payments based on 30 year amortization with an anticipated balloon payment in
    December 2003 and required maturity in 2026; weighted average fixed interest
    rate of 7.02%                                                                                      $278,022        $281,117

Sawgrass Mills securitized bonds - interest only payments through maturity in
    January 2001; fixed interest rate of 6.45% on $115,000; variable interest rates on remaining amounts from LIBOR + .85% to LIBOR + 2.30%
    (LIBOR was 5.06% at December 31, 1998)                                                              145,000         145,000

Sawgrass Mills Phase II mortgage loan - interest only payments through maturity
    in July 1998; variable interest rate at LIBOR plus 2.35%                                                 --          12,000

Sawgrass Mills Phase II mortgage loan - interest only payments
    through maturity in January 2001; fixed interest rate of 6.97%.                                      18,000              --

Franklin Mills and Liberty Plaza mortgage loan - principal and interest payments based on 30 year amortization with an anticipated balloon payment in May
    2007 and required maturity in 2027; fixed interest rate at 7.88% per annum
    on $110 million, 7.44% on $20 million, and 6.22% on $13 million.                                    141,298         129,495

Western Hills mortgage loan - interest only payments through maturity in January
    1999; fixed interest rates at blended rate of 7.675% (see Note 12)                                   14,949          14,949

Community Centers' mortgage loan - principal and interest payments through
    maturity in January 2001; fixed interest rate of 7.16% (see Note 12)                                 66,833          71,943

The Mills Limited Partnership $60.0 million revolving line of credit - interest only payments through maturity in October 1998 (with a one year extension
    option); variable interest rate at LIBOR plus 3.00%                                                      --          41,000

The Mills Limited Partnership $100 million revolving line of credit - interest only payments through maturity in April 2000 (with a one year extension
    option); variable interest rate at LIBOR plus 1.40%                                                  89,000              --

The Mills Limited Partnership $15 million promissory note interest only payments; through maturity in January 2000 (with a one year extension
    option); variable interest rate at LIBOR plus 1.25%                                                  15,000              --

Other notes and loans payable                                                                            14,080           8,209
                                                                                                      --------------------------
                                                                                                       $782,182        $703,713
================================================================================================================================

      The weighted average interest rate at December 31, 1998 and 1997, was 6.98% and 7.24%, respectively. Of the Company's approximately $782.2 million of consolidated debt, $637.3 million was fixed rate at December 31, 1998.

      In January 1992, in conjunction with improvements to one of the Mills, a Mills entity obtained from a bank a 10 year letter of credit in the amount of $30,249 which serves as a credit enhancement for bonds sold by a municipality to the public. Proceeds from the bonds were used to reimburse the Mills entity for the costs of public works, which amounted to approximately $21,000. This reimbursement was recorded as a reduction of the costs previously capitalized to the income producing property. The bonds are payable from ad valorem taxes levied by the municipality against the assessed value of the real property owned by the Partnership and real property owned by outside parties. Funds can be drawn on the letter of credit for the purpose of repaying principal and interest on the bonds.

      The aggregate maturities of the Company's borrowings at December 31, 1998 is as follows:

1999                                      $ 25,350
2000                                       121,342
2001                                       231,488
2002                                         5,887
2003                                         6,325
Thereafter                                 391,790
                                          --------
                                          $782,182
==================================================


NOTE 6.

LEASING ACTIVITIES

The Company has noncancellable leases with tenants with remaining terms ranging from one to 25 years and requiring monthly payments of specified minimum rents. A majority of the leases require reimbursement by the tenant of substantially all operating expenses of the properties. In addition, many of the leases provide for additional rental payments based on gross revenues of the tenant in excess of specified amounts. Future minimum rental commitments to be received under noncancellable leases for the Mills (excluding Ontario Mills, Grapevine Mills, Arizona Mills and The Block at Orange which are joint ventures) and the Community Centers are as follows:

Year ending December 31
---------------------------------------------------

1999                                      $ 95,899
2000                                        89,663
2001                                        71,289
2002                                        56,504
2003                                        44,346
Thereafter                                 145,178
                                          --------
                                          $502,879
==================================================


      The Company has a noncancellable operating lease for its corporate headquarters in Arlington, Virginia. The lease commenced April 1, 1996 for a term of ten years. Minimum rental payments under this lease subsequent to December 31, 1998, are as follows:

Year ending December 31
-------------------------------------------------

1999                                      $ 1,570
2000                                        1,610
2001                                        1,732
2002                                        1,804
2003                                        1,849
Thereafter                                  4,354
                                          -------
                                          $12,919
=================================================

NOTE 7.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

      Cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair values.

      Fixed rate debt with an aggregate carrying value of approximately $637.3 million has an estimated aggregate fair value of $643.6 million at December 31, 1998. Estimated fair value of fixed rate debt is based on interest rates currently available to the Company for issuance of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE MILLS CORPORATION December 31, 1998 (Dollars in thousands, unless otherwise indicated)


debt with similar terms, credit risk and remaining maturities. The estimated fair value of the Company's variable rate debt is estimated to be approximately equal to its carrying value of $144.9 million at December 31, 1998.

      Disclosure about fair value of financial instruments is based on pertinent information available to management at December 31, 1998. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 1998, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 8.

EMPLOYEE BENEFIT PLANS

The Company has a 401(k) defined contribution benefit plan that covers all employees who are age 21 or older and have at least one year of service. Contributions made by employees electing to participate in the plan under salary reduction agreements are recorded when paid into the plan, or alternatively, accrued if unpaid. Employer contributions are accrued and paid into the plan periodically. Employer contributions were $790, $372 and $282 in 1998, 1997 and 1996, respectively.

NOTE 9.

STOCK OPTION PLAN

The Company has an Executive Equity Incentive Plan ("Plan") for the purpose of attracting and retaining directors, executive officers and other key personnel for the Company, the Operating Partnership and their subsidiaries. Pursuant to the Plan, 4,500,000 shares of common stock have been reserved for issuance of stock options at a price not less than 100% of fair market value at the date of grant and restricted stock. The options expire 10 years from the date of grant and will contain such other terms and conditions (including, without limitation, conditions to vesting) as may be determined by the Company's Executive Compensation Committee.

      In 1996, the Company adopted pursuant to the Plan, its 1996 long-term Incentive Plan which granted restricted stock and certain options to the Company's executive officers and provided that such restricted stock and stock options would vest in 20% increments over a five-year period. Generally, other options granted under the Plan vest 50% and 100% on the third and fourth anniversaries, respectively, of the date of grant.

      A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                              1998                  1997                       1996
----------------------------------------------------------------------------------------------------------------
                                                  Weighted-                 Weighted-                 Weighted-
                                     Options        Average  Options         Average  Options           Average
                                       (000) Exercise Price    (000)  Exercise Price    (000)    Exercise Price
----------------------------------------------------------------------------------------------------------------

Outstanding -
    beginning of year                 1,892      $21.53       1,461       $19.57         824          $22.28
Granted                               2,362       25.19         653        25.38         858           17.73
Exercised                               (55)      18.56         (34)       20.66         -0-             -0-
Forfeited                              (138)      22.91        (188)       19.78        (221)          22.54
                                     -------    --------    --------     --------     -------         -------
Outstanding - end of year             4,061       23.62       1,892        21.53       1,461           19.57
                                     =======    ========    ========     ========     =======         =======

Exercisable at end of year              834       21.71         403        21.28         -0-             -0-
Weighted-average fair
    value of options granted
    during the year                              $ 1.90                   $ 2.78                      $ 0.92

      The range of exercise prices of options outstanding at December 31, 1998 was $17.27 to $26.19. The weighted average remaining contractual life of options outstanding at December 31, 1998 was 8.20 years.

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma information regarding net income and earnings per share is required by SFAS 123 which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest of 5.25%, 6.71% and 6.25%; expected life of the option of 4.5 years, 4.96 and 4.83 years; a dividend yield of 9.0%, 7.0% and 7.0%; and volatility factors of the expected market price of the Company's common stock of .210, .210 and .138.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                1998            1997            1996
-------------------------------------------------------------------------------------
Pro forma income before minority interest    $37,899         $28,445         $15,937
Pro forma net income per share - diluted     $   .97         $   .75         $   .48


NOTE 10.

LEGAL MATTERS

On March 3, 1998, the Company received a payment of $2.0 million from the A.J. 1989 Trust (the "A.J. Trust"), in payment of a judgement obtained in an action originally filed on April 27, 1994, by the A.J. Trust, Mr. Richard Kramer and a partnership affiliated with Mr. Kramer against the Operating Partnership, Herbert S. Miller, and certain other parties. Concurrently with the payment, the parties to such litigation dismissed with prejudice the remaining claims in the suit.

      The Company is involved in other litigation incident to the operations of its income producing properties, the outcome of which is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

NOTE 11.

TRANSACTIONS WITH AFFILIATES

MSC provides management, leasing, commissioned land sales, and related services to entities owned by partners of the Operating Partnership. Fees earned for the years ended December 31, 1998, 1997, and 1996, were $867, $1,214 and $1,166, respectively.

      In addition, MSC provides development and leasing, financing and management services for Joint Ventures. Fees earned during 1998, 1997 and 1996, net of amounts eliminated, were $9,234, $5,918 and $2,473, respectively.

      The Company is the lessor of a ground lease with the Sawgrass Mills Phase III Joint Venture. The lease commenced January 1, 1997 and expires on December 31, 2046. Annual rent was $800 for 1998 and 1997.

      During 1997, MSC purchased land from an entity owned by certain partners of the Operating Partnership for $2,300 and the assumption of debt of $4,700. The assumption of debt has been treated as non-cash financing activity for the Consolidated Statements of Cash Flow.

NOTE 12.

SUBSEQUENT EVENTS

On January 27, 1999, the Company refinanced ten community centers with a new $112.5 million permanent loan. The proceeds were used to repay a $14.9 million mortgage loan on Western Hills and to repay a $66.8 million loan on nine other community centers. The remaining proceeds will be used to fund development costs and capital requirements of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE MILLS CORPORATION December 31, 1998 (Dollars in thousands, unless otherwise indicated)


Company. The indebtedness is a thirty-year amortizing loan with an anticipated balloon repayment in February 2009. The loan bears a fixed interest rate of 7.30% and is guaranteed by the Company.

      On February 4, 1999, the Company received a five-year, $750 million capital commitment from Kan Am, a significant unitholder of the Operating Partnership and joint venture partner, to fund future development projects. Subject to terms and conditions, Kan Am will continue to fund certain project level capital as they have on several of the Company's prior projects. Approximately $300 million is to be funded in specifically identified projects over the next two years. In addition, Kan Am has agreed to work with the Company to identify such other projects, and to use best efforts to provide funding for such projects, in the approximate amount of $150.0 million in each of 2001, 2002 and 2003. Consistent with prior partnerships, Kan Am will fund up to 100% of a specific project's equity requirements and receive a percentage of ownership interest equal to half of the percentage that they have funded.

NOTE 13.

UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The following is a summary of results of operations for each of the fiscal quarters during 1998:



                                                                                        Three Months Ended
                                                                       March 31         June 30    September 30     December 31
--------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                      $    41,745     $    42,910     $    43,683     $    48,932
Income before extraordinary items and
    minority interests                                                    8,678           9,920           9,579          15,015
Income before minority interests                                          8,678           9,498           8,906          12,170
Net income                                                                5,120           5,628           5,285           7,219

EARNINGS PER SHARE - BASIC:

Income per share before extraordinary items                                0.22            0.26            0.24           0 .39
Extraordinary loss on debt extinguishment                                    --           (0.01)          (0.01)          (0.08)
                                                                   -------------------------------------------------------------

Net income per share                                                     $ 0.22          $ 0.25          $ 0.23          $ 0.31
================================================================================================================================


EARNINGS PER SHARE - DILUTED:

Income per share before extraordinary items                                0.22            0.25            0.24           0 .39
Extraordinary loss on debt extinguishment                                    --           (0.01)          (0.01)          (0.08)
                                                                   -------------------------------------------------------------

Net income per share                                                $      0.22     $      0.24     $      0.23     $      0.31
================================================================================================================================


Basic Shares                                                         22,909,523      22,986,131      23,039,036      23,081,737
Diluted Shares                                                       23,338,880      23,589,291      23,385,907      23,313,807

      The following is a summary of results of operations for each of the fiscal quarters during 1997:

                                                                                        Three Months Ended
                                                                       March 31         June 30    September 30     December 31
--------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                      $    40,224     $    40,516     $    41,705     $    43,531
Income before extraordinary items and
    minority interests                                                    6,474           8,849           9,434          12,414
Income before minority interests                                          6,077             789           9,434          12,414
Net income                                                                3,020             461           5,614           7,316

EARNINGS PER SHARE - BASIC:

Income per share before extraordinary items                                0.19            0.24            0.24           0 .32
Extraordinary loss on debt extinguishment                                 (0.01)          (0.22)             --              --
                                                                   -------------------------------------------------------------

Net income per share                                                $      0.18     $      0.02     $      0.24     $      0.32
================================================================================================================================


EARNINGS PER SHARE - DILUTED:

Income per share before extraordinary items                                0.19            0.24            0.24           0 .31
Extraordinary loss on debt extinguishment                                 (0.01)          (0.22)             --              --
                                                                   -------------------------------------------------------------

Net income per share                                                $      0.18     $      0.02     $      0.24     $      0.31
================================================================================================================================


Basic Shares                                                         17,559,879      23,015,641      22,854,497      22,866,531
Diluted Shares                                                       17,908,715      23,443,536      23,382,238      23,352,969



52